Exhibit 19.1

Insider Trading Policy
1.0 Background
Federal and state securities laws prohibit the purchase or sale of a company’s securities by anyone who is aware of material information about that company that is not generally known or available to the public. These laws also prohibit anyone who is aware of material nonpublic information from disclosing this information to others who may trade. The person violating these laws, as well as Workday, may be subject to criminal prosecution, civil lawsuits, and financial penalties in connection with a violation of insider trading laws. Companies may also be subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.
2.0 Purpose and Scope
Workday, Inc. (“Workday”) has adopted this Insider Trading Policy (the “Policy”) to help its employees, officers, members of its board of directors, agents, and contractors (“Insiders”) comply with insider trading laws and prevent even the appearance of insider trading.

Workday and each of its Insiders must not transact in securities (i.e., shares of Workday or any other company’s stock) in ways that violate any applicable law, regulation, contract, this Policy, or the Workday Code of Conduct.
Integrity: We do not trade in securities whenever we are aware of material nonpublic information.
Your adherence to this Policy will help safeguard our reputation and will help ensure that Workday conducts its business with the highest levels of integrity and ethical standards. Each Insider of Workday is responsible for the consequences of his or her actions and for understanding and complying with this Policy.
While this Policy is intended to help protect Workday and its Insiders from insider trading violations, the matters set forth in this Policy are not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading. Appropriate judgment should be exercised in connection with all securities trading. If you have specific questions regarding this Policy or applicable law, please contact the Corporate Legal Team at [*].
For further description of the persons and transactions covered by this Policy, please see Sections 4.1 and 4.2, respectively, of this Policy.

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3.0 Policy Requirements

Do not trade securities while being aware of material nonpublic information.	Do not disclose material nonpublic information or tip others to trade.	Comply with restricted trading periods.

Do not respond to requests for information, unless authorized.	Do not execute prohibited transactions.	Take responsibility for complying with this Policy.
3.1. Do not trade securities while being aware of material nonpublic information.

You may not execute any trade in a company’s securities while you have material nonpublic information about the company that issued the security. This prohibition applies to Workday securities as well as the securities of any other company if you are aware of material nonpublic information about that company.
Securities include equity securities (such as common or preferred stock), debt securities, convertible securities, options, and derivatives.
Material nonpublic information is any information that a reasonable investor would consider important in making an investment decision that has not been broadly disseminated to the public. For a description of what makes information material and nonpublic, please see Section 4.3 of this Policy.
Remember: Just being aware of material nonpublic information is a bar to trading. It is no excuse that a person’s reasons for trading were not based on the information in question.
3.2. Do not disclose material nonpublic information or tip others to trade.
You must treat any material nonpublic information as strictly confidential and must not disclose such information to anyone (except persons within Workday whose positions require them to know it) until such information has been publicly released and widely disseminated. This includes your spouse, friends, family members (which could be deemed to be “tipping”), Workday employees without a business need to know such information, or any other person or entity not authorized to receive such information. These disclosure prohibitions also apply to the material nonpublic information of other companies obtained in the course of your service to Workday.
You are prohibited from disclosing material nonpublic information whether or not you derive any personal benefit from doing so, unless required as part of your regular duties for Workday or in a disclosure authorized by Workday.
To learn more about what tipping is and why you must avoid it, see Section 4.2.2 of this Policy.

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3.3. Comply with restricted trading periods.
To further facilitate compliance with insider trading laws and this Policy, Workday maintains a Restricted Trading Group that includes certain Insiders who regularly have access to material nonpublic information. Members of the Restricted Trading Group are subject to restricted trading windows each quarter, as described further in Section 4.4 of this Policy.
Beginning in July 2025, Workday expects to apply quarterly restricted trading periods on a company-wide basis to all Insiders and their Family Members (each as defined below in Section 4.1).

Important Note: Under the company-wide restricted trading periods, all Insiders and their Family Members will be subject to the restrictions currently applicable to members of the Restricted Trading Group.

3.4. Do not respond to requests for information, unless authorized.
Only Workday employees that are specifically authorized to respond to requests from the media, securities analysts, regulators, or others may answer questions about or disclose information concerning Workday.
3.5. Do not execute prohibited transactions.
You may not engage in prohibited transactions in Workday securities, such as certain hedging and pledging transactions, regardless of whether or not you are aware of any material nonpublic information about Workday. These prohibited transactions are described further in Section 4.6 of this Policy.
3.6. Take responsibility for complying with this Policy.
You are individually responsible for complying with securities laws and this Policy. You are responsible for reviewing this Policy and ensuring that your actions adhere to this Policy at all times.

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4.0 Policy Guidance
4.1. Who is Covered by this Policy?
The restrictions set forth in this Policy apply to all Insiders of Workday, wherever located, and their Family Members.
“Insiders” include employees (including interns and temporary employees), officers, agents, and contractors of Workday and any of its subsidiaries, as well as members of the Workday, Inc. Board of Directors (the “Board”).

“Family Members” include:
•Family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws)
•Anyone else who lives in your household
Each Insider is responsible for making sure that any transaction covered by this Policy executed by any of their Family Members complies with this Policy.
•Other persons who do not live with you but whose transactions in securities are directed by you or subject to your control, such as parents or children who consult with you before they trade in Workday securities

This Policy applies to transactions for any account over which you have investment discretion. This Policy also applies to any fund, trust, or other entity that is an “affiliate” or “associate”1 of an Insider with respect to shares that are beneficially owned by such Insider.
Remember: U.S. laws regarding insider trading apply to people living outside the U.S. (including citizens of other countries) when trading in U.S. securities markets.
4.1.1. Duration of Policy Restrictions
You are expected to comply with this Policy as long as you are aware of any material nonpublic information about Workday or about any other company gained due to your role at Workday. This means that, even after you cease to be affiliated with Workday, you must continue to abide by the applicable trading restrictions until you are no longer aware of material nonpublic information.
4.1.2. Transactions by Workday
From time to time, Workday may engage in transactions in its securities, such as share repurchases. When engaging in transactions of Workday securities, Workday must comply with all applicable securities laws.

1 An “affiliate” of an Insider is a person that directly or indirectly controls or is controlled by, or is under common control with, the Insider. An “associate” of an Insider is (1) a corporation or organization (other than Workday or a majority-owned subsidiary of Workday) of which the Insider is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities, or (2) any trust or other estate in which the Insider has substantial beneficial interest or serves as trustee or in a similar capacity.

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4.2. What Types of Transactions are Covered by this Policy?
The trading restrictions set forth in this Policy apply to purchases, sales, gifts, distributions, and transfers of Workday securities.
4.2.1. Exceptions
The trading restrictions set forth in this Policy do not apply to:
•Vesting of Workday equity awards (such as restricted stock units (“RSUs”)), the delivery of Workday stock to you following the vesting of those awards, or Workday retaining or selling shares to satisfy tax withholding requirements relating to the vesting of equity awards
•Regular, automatic purchases of Workday stock through the Workday Employee Stock Purchase Plan (the “ESPP”) pursuant to an election at the beginning of the applicable enrollment period
•Sales or purchases of Workday stock (including pursuant to stock option exercises) pursuant to a validly adopted pre-arranged written Rule 10b5-1 trading plan (as described in Section 4.5)
•Exercises of stock options, where cash is being used to pay the option exercise price and where no Workday common stock is sold in the market to fund the option exercise price or related taxes
•Sales or purchases of mutual funds, index funds, or exchange-traded funds (ETFs) that, in each case, are invested in a broad portfolio of companies, including Workday securities

Remember: Purchases, sales, gifts, distributions, and transfers of the following types of shares are subject to the restrictions of this Policy and applicable laws:
(1) shares acquired through participation in the ESPP,
(2) shares acquired from the vesting of equity awards (such as RSUs),
(3) shares acquired pursuant to other equity plans, and
(4) common stock received upon the exercise of stock options in which the proceeds are used to fund the option exercise price (i.e., a cashless exercise of stock options) or related taxes.
4.2.2. Tipping

In addition to the restrictions set forth in this Policy pertaining to transactions in securities owned or controlled by you, you may not give trading advice of any kind about Workday securities to anyone while possessing material nonpublic information about Workday, other than to advise others not to trade if doing so might violate the law or this Policy.
Workday strongly discourages you from giving trading advice concerning Workday to third parties even when you do not possess material nonpublic information about Workday. You may not participate, in any manner other than passive observation, in any of the investment or stock-related Internet chatrooms, forums, or message boards relating to Workday.
If you share (“tip”) material nonpublic information with another person (the “tippee”) who then uses that information to trade securities, you and the tippee can be held liable.

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4.3. What is Material Nonpublic Information?
4.3.1. Material Information
Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider that information important in making a decision to buy, hold, or sell securities.
Information is material if:
•The information could reasonably be expected to affect the market price of a company’s securities, or
•The disclosure of the information would be expected to significantly alter the total mix of the information available about the company in the marketplace

Information may be material even if it relates to future, speculative, or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative. Information that something is likely to happen or even just that it may happen can be material.

When determining if information may be material, err on the side of caution. Keep in mind that a determination of materiality will necessarily occur after a trade has been completed and is particularly susceptible to second-guessing with the benefit of hindsight. Courts and regulators often resolve close cases in favor of finding the information material.
Whether information is or is not material depends on individual facts and circumstances. While it is not possible to define all categories of information that could be material, potential examples include the following:
•Financial performance, especially earnings announcements or guidance, or changes to previously released announcements or guidance
•Significant projections and strategic plans
•Major new product developments
•Decisions to significantly expand or curtail operations
•A significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach, or unauthorized access of its tangible or intangible property or assets
•Significant changes in senior management
•Significant proposed mergers, acquisitions, tender offers, joint ventures, changes in control, or asset sales
•Significant developments regarding customers, partners or suppliers, such as the acquisition or loss of a strategically important customer or contract
•Changes in analyst ratings or recommendations
•Stock splits, public or private securities offerings, or other securities-related events
•Extraordinary borrowing or significant changes in liquidity
•Restatements of historical financial statements
•Changes in auditors or auditor notification that a company may no longer rely on an audit report
•Actual or threatened major litigation or governmental or regulatory investigations (including decisions or settlements in those matters)

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4.3.2. Nonpublic Information
Nonpublic information is information that has not been adequately disclosed to the public. In order for information to be considered as public, it must be widely disseminated through an official channel and sufficient time must have passed for the market to digest the information.
You should presume that information is nonpublic unless it has been officially released through:
•Public filings with securities regulatory authorities (such as the Securities and Exchange Commission)
•Broadly issued press releases or the Workday blog
•Meetings with members of the press and the public
Do not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, an individual aware of material nonpublic information should refrain from any trading activity for at least one full trading day following its official release.

Information is not necessarily public merely because it has been discussed in a blog, in a post, or in the press, which will sometimes report rumors.

4.3.3. Applicability to the Securities of Other Companies
You may become aware of confidential information about other companies through your role at Workday, including our customers, partners, suppliers, competitors, and prospective customers. This information may constitute material nonpublic information about the other company, even if such information is not material to Workday. Insiders are prohibited from trading in the securities of other companies while aware of material nonpublic information about such companies gained in the course of working for Workday.
4.4. What is the Restricted Trading Group?
Certain Insiders who have regular access to material nonpublic information in the normal course of their jobs are placed in the Restricted Trading Group. Members of the Restricted Trading Group may not buy, sell, gift, or otherwise transfer Workday securities during a restricted trading period.

The restricted trading period for each quarter begins on the 15th day of the last month of the quarter and ends one full trading day after we release our quarterly financial results for that quarter.
If the 15th day falls on a weekend or holiday, then the restricted period will effectively begin on the next business day and the last trading day may be before the 15th of the month. For example, if the 15th falls on a
Reminder: You may not trade if you are aware of material nonpublic information, whether or not it is an open window period.
Sunday, the last permitted trading day will be Friday, the 13th, and if Workday publicly announces its quarterly financial results after close of trading on a Monday, then the first time an Insider who is in the Restricted Trading Group can trade Workday securities is at the opening of the market for regular trading on Wednesday.
In general, people who are subject to restricted trading periods will be informed of open and closed window periods, however they will still be subject to the provisions of this Policy whether or not they receive a formal notice of applicable restricted trading periods.

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Beginning in July 2025, Workday expects to apply the quarterly restricted trading periods on a company-wide basis to all Insiders and their Family Members. All Insiders and their Family Members will be restricted from buying, selling, gifting, or otherwise transferring Workday securities during restricted trading periods.
4.4.1. Special Restricted Trading Periods
In addition to quarterly restricted trading periods, Workday may impose a special restricted trading period or extend a restricted trading period if necessary. If you become subject to a special or extended restricted trading period, you will be notified when the restriction has been put in place. Please note that you will not receive prior notice of a special or extended restricted period which will be in effect immediately upon notification. If you are notified about a special or extended restricted trading period, you should not discuss it with others.
Please remember that even if you have not received notice of a special or extended restricted trading period, if you are aware of information that may constitute material nonpublic information, you may not trade in securities of the company that is the subject of the information.
4.5. What is a Rule 10b5-1 Trading Plan?
Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”), and this Policy permit you to trade in Workday securities regardless of your awareness of material nonpublic information if the transaction is made pursuant to a trading plan (“Trading Plan”) that was entered into during an open trading window when you were not in possession of material nonpublic information and that otherwise complies with the requirements of Rule 10b5-1. Trading Plans must be submitted to the Legal Department for approval prior to adoption.
Please note that only Insiders with regular access to material nonpublic information outside of our quarterly financial results are eligible to adopt Trading Plans. Other Insiders should arrange their trades to align with our open window periods.
For additional information on Trading Plans, including specific requirements in connection with the adoption of Trading Plans by members of the Board and executive management, please refer to the Appendix to this Policy.
4.6. What are Prohibited Transactions?
Speculation in Workday securities, or in the securities of other companies, may put your personal gain in conflict with the best interests of Workday or otherwise give the appearance of impropriety.
4.6.1 Hedging
You may not trade in options, warrants, puts and calls or similar derivative instruments relating to Workday securities, or enter into hedging or similar transactions relating to Workday securities, including exchange funds or “swap funds”; or sell Workday securities “short.” Such transactions are, in effect, a bet on the short-term movement of a company’s stock and can create the appearance of trading based on material nonpublic information.

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4.6.2. Pledging
The following individuals may not borrow against Workday securities in margin accounts, or use or pledge Workday securities as collateral for another type of loan:
•Executive officers for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended (“Section 16 Officers”)
•Members the Board
•Members of Workday’s Executive Committee (“EComm”)
•Other designated members of executive management (“Designated Officers”)
•Senior Vice Presidents
Other Insiders may only do so pursuant to a non-recourse loan where (i) only owned (vested) shares are used as collateral (not options or RSUs), (ii) the maximum loan amount is no greater than 50% of the value of the shares posted as collateral, and (iii) the transaction is approved by the Chief Legal Officer or Deputy General Counsel, Corporate (such approved transaction, a “Permitted Collateralized Loan”).
Senior Vice Presidents may request an exception to this prohibition on Permitted Collateralized Loans in limited circumstances and may proceed only upon written approval of the Chief Legal Officer.
4.7. How should Requests for Information about Workday be Handled?
You may receive questions concerning various activities of Workday. Such inquiries can come from the media, securities analysts, and others regarding Workday-related business, rumors, trading activity, current and future prospects and plans, acquisition or divestiture activities, and other similar important information. Under no circumstances should you attempt to handle these inquiries without prior authorization. Only Workday employees specifically authorized to do so may answer questions about or disclose information concerning Workday.

Refer requests for information regarding Workday from the financial community (such as securities analysts, brokers, or investors) to: Workday Investor Relations Department at IR@workday.com.	Refer requests for information regarding Workday from the media or press to: Workday Communications Department at media@workday.com.
Refer requests for information from the Securities and Exchange Commission or other regulators, law enforcement agencies, or private lawyers to: Workday Chief Legal Officer or Deputy General Counsel, Corporate.

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4.8. What are the Consequences of Violating this Policy?
In the U.S. and many other countries, the personal consequences to you of illegally trading securities while in possession of material nonpublic information can be quite severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $1 million and serve a jail term of up to 10 years. The company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties and could under certain circumstances be subject to private lawsuits by contemporaneous traders for damages suffered as a result of illegal insider trading or tipping by persons under the company’s control.
Additionally, subject to applicable law, violators of this Policy, as determined by Workday in its sole discretion, will be subject to discipline by Workday, up to and including termination of employment or removal from their positions, even if the country or jurisdiction where the conduct took place does not regard it as illegal.
4.9. Where Can I Report Violations of this Policy, Ask Questions, or Seek Advice?
You should refer suspected violations of this Policy to Workday’s Chief Legal Officer, at [*], online at https://speakup.workday.com, or by calling our confidential Ethics & Compliance Hotline at (800) 325-9976 (for calls outside the United States, visit https://speakup.workday.com for a list of in-country numbers). The Ethics & Compliance Hotline is available 24 hours a day, 7 days a week. In most locations, you may remain anonymous in reporting violations online or through our Ethics & Compliance Hotline if you so choose.
Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Corporate Legal Team at [*].
In addition, if you receive material nonpublic information that you are not authorized to receive or that you do not legitimately need to know to perform your employment responsibilities, or receive confidential information and are unsure if it is “material,” “nonpublic,” or whether its release might be contrary to a fiduciary or other duty or obligation, you should not share it with anyone. Discussing it with your colleagues can have the effect of exacerbating the problem.
4.10. Will There Be Any Changes to This Policy?
The Board and Chief Legal Officer reserve the right in their sole discretion to modify or grant waivers to this Policy. Any amendments or waiver may be publicly disclosed if required by applicable laws, rules and regulations. For the avoidance of doubt, unless explicitly stated by the Board, any waiver, amendment or modification of the Policy shall not be considered a waiver of the Workday Code of Conduct.

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5.0 Effective Date
This Policy is effective as of March 3, 2025.
6.0 Revision and Approval History

Action	Action Taken By	Date
Reviewed and Approved	Workday Board of Directors	February 27, 2025

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Appendix
Additional Requirements for Rule 10b5-1 Trading Plans and Pre-Clearance of Transactions
General
Trading Plans must be established in good faith at a time when you are unaware of material nonpublic information. Trading Plans must specify the amount, price, and date of transactions and not allow for subsequent influence over how, when, or whether to make purchases or sales of the shares covered by such plan. If permitted by this Policy and under the law, purchases, sales, and other transactions are permitted outside of such Trading Plan during an open trade window and as long as the shares are not pledged to the Trading Plan.
Certification. Trading Plans adopted by members of the Board and Section 16 Officers must include a representation that, as of the adoption date of the Trading Plan, (i) the individual is not in possession and, to their knowledge, will not be, aware of material nonpublic information, (ii) all trades to be made pursuant to the Trading Plan will be in accordance with applicable SEC rules, (iii) adoption of the Trading Plan is in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act and Rule 10b-5 of the Exchange Act, and (iv) the individual will act in good faith with respect to the Trading Plan throughout its duration.
Requirement to Trade under a Trading Plan
Board Members, Section 16 Officers, and EComm. Members of the Board, Section 16 Officers, EComm, and affiliates and associates whose shares are beneficially owned by such persons, may only buy, sell, or transfer Workday securities (including cashless option exercises) (i) during an open trade window and (ii) pursuant a validly adopted Trading Plan, other than with the prior consent of the Chief Legal Officer.
Designed Officers. Designated members of Workday’s executive management (“Designated Officers”), and affiliates and associates whose shares are beneficially owned by such Designated Officers, may only buy, sell, gift, or otherwise transfer Workday securities (including cashless option exercises) pursuant a validly adopted Trading Plan, other than with the prior consent of the Chief Legal Officer. Such Trading Plan may allow transactions during a closed trade window.
Other Insiders. Other Insiders may buy, sell, or transfer Workday securities during an open trade window without adopting a Trading Plan, subject to the restrictions described in the Policy and required by law, and eligible Insiders may buy, sell, or transfer Workday securities during a closed trade window pursuant a validly adopted Trading Plan. Only Insiders with regular access to material nonpublic information outside of our quarterly financial results are eligible to adopt Trading Plans. Other Insiders should arrange their trades to align with our open window periods.
Cooling-Off Periods
Board Members, Section 16 Officers, and EComm. The first trade under a newly adopted or amended Trading Plan may not occur for members of the Board, Section 16 Officers, and EComm until the later of (i) the 91st day following the adoption of the Trading Plan and (ii) the third business day following the disclosure of Workday financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the Trading Plan was adopted (but not to exceed 120 days following the adoption of the Trading Plan).

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Designed Officers and Other Eligible Insiders. If your Trading Plan is newly adopted or amended before the end of the second month of the fiscal quarter in which it is being adopted or amended, your first trades under the Trading Plan may commence as early as 31 days after the adoption of your Trading Plan. If your Trading Plan is newly adopted or amended after the end of the second month of the fiscal quarter in which it is being adopted or amended, your first trades under the Trading Plan may commence upon the next open trading window.
Modifications and Terminations
Once the Trading Plan is adopted, you may not exercise subsequent influence over the plan, including the amount of Workday securities to be traded, the price at which they are to be traded, or the date of the trade, except pursuant to a validly adopted and approved amendment to or cancellation of the Trading Plan. You may amend or cancel your Trading Plan, in appropriate circumstances, only during open window periods when you are not otherwise in possession of material nonpublic information, and only upon Legal Department approval. Modifying or changing the amount, price, or timing of the purchase or sale of our securities underlying the Trading Plan (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of such securities) (any such modification or change, a “Plan Modification”) will be deemed to be the same as terminating your existing Trading Plan and entering into a new Trading Plan. As a result, the approval process for a Plan Modification is the same as the approval process for initially adopting a Trading Plan, including being subject to a new cooling-off period.
Because making frequent changes to a Trading Plan may give the appearance that you are trading on material nonpublic information under the guise of that Trading Plan, more than one modification per year will not be permitted in most cases and will require approval of the Chief Legal Officer or the Deputy General Counsel, Corporate.
Modifications or terminations that are intended to circumvent the requirements of this Policy will not be permitted.
Other Restrictions
The Trading Plan must not be a single-trade Trading Plan adopted during the 12-month period immediately following your adoption of another single-trade Trading Plan, subject to the exceptions under Rule 10b5-1, as may be amended or modified.
You may not have more than one Trading Plan active at any point in time (i.e., multiple concurrent or overlapping plans are prohibited), but you may adopt a new Trading Plan in an open window period prior to the termination or completion of an existing Trading Plan if the new Trading Plan does not begin trading until after your existing Trading Plan terminates or completes.
You are not allowed to enter into “non-Rule 10b5-1 trading arrangements” (as defined in Regulation S-K Item 408(c)) unless otherwise approved in advance by the Legal Department.

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Pre-Clearance of Transactions
Members of the Board, Section 16 Officers, EComm, and Designated Officers must clear in advance with the Chief Legal Officer or the Deputy General Counsel, Corporate before entering into, amending or terminating a Trading Plan, as well as in advance of proposed purchases (other than pursuant to the ESPP), sales (including in order to offset equity award vesting that would trigger a filing under the Hart-Scott Rodino Act), distributions, and permitted transfers or gifts of Workday securities which they beneficially own. Members of the Board and Section 16 Officers are also subject to short-swing trading provisions, which may be more restrictive than this Policy. Requests for pre-clearance should be submitted to the Chief Legal Officer or Deputy General Counsel, Corporate in advance of the proposed transaction and include the nature and timing of the proposed transaction and any other information requested by the Chief Legal Officer or Deputy General Counsel, Corporate. The Chief Legal Officer or Deputy General Counsel, Corporate is under no obligation to approve a transaction submitted for pre-clearance and may determine in his or her sole discretion not to permit a transaction.

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